Exhibit 99

FOR IMMEDIATE RELEASE

LINCOLN FINANCIAL GROUP'S CHARLES CORNELIO TO RETIRE FROM POSITION AS PRESIDENT OF RETIREMENT PLAN SERVICES

RADNOR, PA, March 3, 2015 – Lincoln Financial Group (NYSE: LNC) announced today that Charles C. Cornelio, will retire from his position as president, Retirement Plan Services (RPS), effective April 15, 2015.  Cornelio joined Chubb Life Insurance in 1988, which was purchased by Jefferson Pilot in 1997 and then merged with Lincoln Financial Group in 2005.  He held numerous roles in the organization throughout his tenure, culminating with his appointment as president of RPS in 2009.
"On behalf of the Board of Directors and all Lincoln Financial employees, I would like to thank Chuck for his many years of dedicated service," said Dennis R. Glass, president and CEO of Lincoln Financial Group. "Among his many accomplishments, Chuck is a nationally recognized advocate for the preservation and improvement of the private retirement savings system."
During his 30-year career, Cornelio held senior leadership roles at Lincoln Financial, Jefferson Pilot and Chubb Life Insurance Company in Legal, Government Relations, Distribution, Technology, Customer Service, Product Development, and Administrative Services and Operations.

Mark Konen, who previously led the retirement business, will assume responsibility for RPS, and its strong and experienced management team.

About Lincoln Financial Group
Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $218 billion in assets under management as of December 31, 2014. Learn more at: www.LincolnFinancial.com. Find us on Facebook, Twitter (@lincolnfingroup), LinkedIn and YouTube. To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.
Contacts:	Michael Arcaro	Chris Giovanni
	(484) 583-1799	(484) 583-1793
	Media Relations	Investor Relations
	michael.arcaro@LFG.com	InvestorRelations@LFG.com

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